EXHIBIT 5.1


                                 April 22, 1997



Dakota Mining Corporation
Suite 2450
410 Seventeenth Street
Denver, Colorado
U.S.A.
80202

Dear Sirs and Mesdames:

                  We have acted as Canadian counsel to Dakota Mining Corporation (the "Corporation") in connection with the issue of common shares of the Company (the "Shares") pursuant to an Agreement and Plan of Merger dated February 5, 1997 (the "Merger Agreement") providing for the merger (the "Merger") of Dakota Merger Corporation (a subsidiary of the Company) and USMX, Inc. all as described in the proxy statement and prospectus (the "Prospectus") of the Company dated April 22, 1997 forming part of a registration statement also dated April 22, 1997 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in the United States.

                  We have examined such statutes, public records, corporate records and documents and certificates of public officials and officers of the Corporation and other entities and have considered such matters of law as we have considered appropriate or necessary as a basis for the opinions expressed herein. In such examinations we have assumed (i) the genuineness of the signatures of and the authority of all persons signing documents examined by us,
(ii) the authenticity of all documents examined by us which were submitted to us as originals, (iii) the conformity to authentic original documents of all documents examined by us which were submitted to us as certified, conformed, facsimile or photostatic copies of original documents, and (iv) the identity and capacity of all individuals acting or purporting to act as public officials.

                  We have made no investigation of the laws of any jurisdiction other than, and our opinions are limited to, the laws of British Columbia and the laws of Canada applicable therein.

                  Based upon and relying upon the foregoing, we are of the opinion that:




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1.   the  Corporation  is a valid and subsisting  corporation  under the laws of
     Canada; and

2. the Shares have been duly and validly allotted for issuance upon completion of the Merger and when issued in accordance with the Merger Agreement will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

                  We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus and to the filing of a copy of this opinion as an exhibit to the Registration Statement.


                                                          Yours truly,

                                                          McCARTHY TETRAULT